Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2015 Results and Provides Operational Update

HOUSTON, TX — August 4, 2015 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $66.8 million, or $0.16 per basic and diluted share for the second quarter of 2015, compared to a net loss of $94.8 million, or $0.23 per basic and diluted share, for the second quarter of 2014.  The current quarter included $4.4 million of impairment charges for the previously announced abandonment of the North Platte #2 appraisal well.

Capital and operating expenditures (excluding changes in working capital) for the quarter ending June 30, 2015 were approximately $205 million, in line with Cobalt’s planned capital and operating expenditures of approximately $800-900 million in 2015.  Cash, cash equivalents, investments, and undrawn amounts under the Heidelberg Facility Agreement at the end of the second quarter were approximately $1.9 billion. This includes about $82 million held for future operations in collateralizing letters of credit.

Balance Sheet and Financing Priorities

With the aforementioned $1.9 billion in balance sheet cash, cash equivalents, investments, and undrawn amounts under the Facility Agreement, Cobalt continues to be well positioned to execute on its stated financing priorities through 2016.  Financing priorities remain progressing pre-production Reserve Based Lending (RBL) facilities and the pursuit of regional asset-based partnerships, with a focus on maximizing the shareholder value of Cobalt’s extensive portfolio of deepwater assets.

For the $150 million Heidelberg RBL facility, the first of its kind in the Gulf of Mexico, Cobalt received commitments from multiple banks and signed the Facility Agreement on May 29, 2015.  No funds were drawn from the facility during the second quarter.

Operational Update

Cobalt continues to appraise and develop several of its discoveries in Angola and the Gulf of Mexico, with a focus on progressing each to potential sanction while simultaneously evaluating financing, partnership or other potential means of enhancing shareholder value.

In Angola Block 21, Cobalt completed drilling operations on the Cameia #4 well, which was successful and consistent with pre-drill expectations.  The Cameia #4 well will be utilized as a production well.  Cobalt recently spud the Cameia #5 well and expects to maintain an ongoing drilling program at Cameia for the remainder of 2015. Cobalt anticipates formal project sanction of Cameia by year-end 2015, and first production from Cameia will likely occur in 2018. The occurrence and timing of project sanction and first production from Cameia are subject to obtaining adequate financing and the approval of a revised integrated field development plan by

Sonangol and the Angola Ministry of Petroleum. Cobalt is the operator of and holds a 40% working interest in the Cameia project. Cobalt’s partner in the Cameia project is Sonangol Pesquisa e Produção, S.A. (“Sonangol P&P”), with a 60% working interest.

In the Gulf of Mexico, the spar hull has been set and all of the mooring lines have been installed at the Heidelberg field, with development activity remaining on schedule to support initial production by mid-2016.  The Heidelberg production facility is designed to produce up to 80,000 barrels of oil and 80 million cubic feet of gas per day.  Cobalt, as non-operator, holds a 9.375% working interest in Heidelberg.

At Anchor, the operator commenced drilling operations on a bypass core and downdip sidetrack well by utilizing the wellbore of the initial Anchor exploration well, which encountered significant high quality oil pay in multiple Inboard Lower Tertiary horizons.  Cobalt expects results from the bypass core and sidetrack well in the third quarter of 2015.  The Anchor discovery is located approximately 140 miles from the Louisiana coast in 5,183 feet of water.  Cobalt owns a 20% non-operated working interest in the Anchor discovery unit.

On April 23, 2015, Cobalt commenced drilling the North Platte #3 appraisal well, which is being drilled to further evaluate the Inboard Lower Tertiary reservoirs encountered in Cobalt’s 2012 North Platte #1 discovery well.  North Platte #1 found over 550 net feet of oil pay in multiple high-quality Inboard Lower Tertiary reservoirs. Cobalt expects results in the second half of 2015.  Cobalt, as operator, holds a 60% working interest in North Platte.

Drilling is underway for the Shenandoah #4 appraisal well, which is expected to confirm the lateral sand quality, continuity and stratigraphy of reservoirs found in the Shenandoah #2 well.  The Shenandoah #4 well is located approximately 800’ updip and 0.7 miles northwest of the Shenandoah #2 well, which encountered more than 1,000 feet of net oil pay in excellent quality Inboard Lower Tertiary-aged reservoirs.  Cobalt expects results from the Shenandoah #4 well in the second half of 2015.  Cobalt owns a 20% non-operated working interest in the Shenandoah project.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s second quarter 2015 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13614887.  The replay will be available until August 18, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s August 2015 Investor Presentation, which can be found on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is a publicly traded independent exploration and production company active in deepwater basins in offshore North America and West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.  Cobalt is committed to communicating its performance and actions to promote sustainable corporate social responsibility in a comprehensive, transparent and tangible manner.  To learn more about Cobalt’s commitment to responsible business practices, see Cobalt’s 2014 Corporate Social Responsibility Report, which can be found on Cobalt’s website at http://www.cobaltintl.com/responsibility.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Rob Cordray	Lynne L. Hackedorn
Director, Investor Relations	Vice President, Government and Public Affairs
+1 (713) 579-9126	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	16,913	11,983	34,682	20,958
Dry hole expense and impairment	8,144	42,440	28,041	55,481
General and administrative	26,695	22,093	50,946	46,262
Depreciation and amortization	1,293	1,075	2,635	2,182
Total operating costs and expenses	53,045	77,591	116,304	124,883
Operating income (loss)	(53,045)	(77,591)	(116,304)	(124,883)
Other income (expense)
Gain on sale of assets	2,625	—	2,625	—
Interest income	1,451	1,435	3,113	2,379
Interest expense	(17,841)	(18,600)	(37,862)	(29,167)
Total other income (expense)	(13,765)	(17,165)	(32,124)	(26,788)
Net income (loss) before income tax	(66,810)	(94,756)	(148,428)	(151,671)
Income tax expense	—	—	—	—
Net income (loss)	$(66,810)	$(94,756)	$(148,428)	$(151,671)

Basic and diluted income (loss) per share	$(0.16)	$(0.23)	$(0.36)	$(0.37)
Weighted average common shares outstanding	408,521,844	407,088,848	408,515,037	407,039,193

Consolidated Balance Sheet Information:

	June 30, 2015	December 31, 2014
	($ in thousands)
Cash and cash equivalents	$156,234	$258,721
Short-term restricted funds	24,738	45,062
Short-term investments	1,502,871	1,530,206
Total current assets	1,917,340	2,003,134
Total property, plant and equipment	2,267,556	1,932,361
Long-term restricted funds	82,405	105,051
Long-term investments	—	326,047
Total assets	4,361,490	4,450,863
Total current liabilities	408,524	303,601
Total long-term liabilities	1,974,147	2,032,996
Total stockholders’ equity (408,538,854 and 408,505,079 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	1,978,819	2,114,266
Total liabilities and stockholders’ equity	$4,361,490	$4,450,863

Consolidated Statement of Cash Flows Information:

	Six Months Ended June 30,
	2015	2014
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(141,531)	$(42,677)
Investing activities	43,069	(1,181,278)
Financing activities	(4,025)	1,269,180